Exhibit 99.B(j)(5)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Partners, Inc.

We consent to the use of our reports dated February 24, 2010, incorporated herein by reference, to ING Fidelity® VIP Contrafund® Portfolio, ING Fidelity® VIP Equity-Income Portfolio, ING Fidelity® VIP Growth Portfolio and ING Fidelity® VIP Mid Cap Portfolio, each a series of ING Partners, Inc., and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
April 28, 2010